[Handwriting: Acc. 3570]

Addendum to the loan agreement dated September 20, 2006

Extension

LOAN AGREEMENT

between

Mr. Dieter Thiemann
Poeppelmannstrasse 4
33428 Harsewinkel

     - in the following referred to as lender -

and

EDI Exploration Drilling International GmbH
represented by the managing director
Günter Thiemann
Goethestrasse 59, 45721 Haltern am See

- in the following referred to as borrower -

The loan agreement, upon which this is based, shall be extended as follows, with reference to item 1:

The term of the loan ends on December 31, 2007. At that point, an extension by 3 months has to be renegotiated.

All of the other provisions of the agreement remain unchanged and valid.

Haltern, June 26, 2007

Borrower	Lender
[Signature]

EDI Exploration Drilling International GmbH	Dieter Thiemann